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                                                                      EXHIBIT 11


                                THE GEON COMPANY
           STAEMENT RE COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (In millions, except per share data)


                                                                      Three Months Ended
                                                                            March 31,
                                                                     --------------------
                                                                       1996        1995
                                                                     --------    --------
PRIMARY EARNINGS PER SHARE:

    Number of Shares
    ----------------
    Average shares outstanding                                           24.7        26.3

    Net effect of dilutive stock options - based on treasury stock
        method using average market price                                  .5          .6
                                                                     --------    --------

    Total common and common equivalent shares outstanding                25.2        26.9
                                                                     ========    ========


    Net income (loss) per share                                      $   (.22)   $    .80
                                                                     ========    ========


    The unaudited earnings per share for all periods presented were computed based on the weighted average number of shares of common stock outstanding and common stock equivalents.